EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400
Stamford, CT 06901

	Telephone:	(203) 975-7110
	Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES FIRST QUARTER EARNINGS AND
INCREASES FULL YEAR ESTIMATE ON RECENT ACQUISITION

Highlights

•	Acquired the Dispensing Systems business on April 6, 2017
•	Net income per share of $0.42
•	Record adjusted net income per share of $0.62
•	Issued new U.S. Dollar and Euro senior notes due 2025
•	Amended and restated senior secured credit facility extending maturities and increasing flexibility

STAMFORD, CT, April 26, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported first quarter 2017 net income of $23.2 million, or $0.42 per diluted share, as compared to first quarter 2016 net income of $26.6 million, or $0.44 per diluted share.

"We are pleased with our first quarter 2017 results, as we reported record adjusted net income per diluted share of $0.62, representing a 37.8 percent increase over the prior year," said Tony Allott, President and CEO.   "As expected, our metal and plastic container businesses benefitted from lower manufacturing costs and improved efficiencies resulting from our recently completed footprint optimization programs.  In addition, our metal container business benefitted from a favorable mix of products sold in the current year period.  Our closures business performed well as compared to a record quarter in the prior year.  We are off to a good start to the year, driven primarily by timing benefits in the quarter, and are excited to welcome the newly acquired Dispensing Systems business into Silgan.

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SILGAN HOLDINGS
April 26, 2017

As a result of the net impact of the recent acquisition and financing activities, we are raising our full year 2017 estimate of adjusted net income per diluted share to a range of $3.20 to $3.40," continued Mr. Allott.

Adjusted net income per diluted share was $0.62 for the first quarter of 2017, after adjustments increasing net income per diluted share by $0.20.  Adjusted net income per diluted share was $0.45 for the first quarter of 2016, after adjustments increasing net income per diluted share by $0.01. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the first quarter of 2017 were $805.4 million, an increase of $12.7 million, or 1.6 percent, as compared to $792.7 million in 2016.  This increase was primarily the result of an increase in net sales in the metal container business.

Income from operations for the first quarter of 2017 was $56.8 million, a decrease of $0.6 million, or 1.0 percent, as compared to $57.4 million for the first quarter of 2016, and operating margin decreased to 7.1 percent from 7.2 percent for the same periods.  The decrease in income from operations was primarily the result of initial costs attributed to the acquisition of the Dispensing Systems business of $13.2 million, partially offset by an increase in income from operations in the metal and plastic container businesses.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2017 was $20.4 million, an increase of $4.0 million as compared to the first quarter of 2016.  This increase was primarily due to higher weighted average interest rates, including the impact from the issuance in February 2017 of the 4 3/4% senior notes due 2025 and 3 1/4% senior notes due 2025, and higher average outstanding borrowings. Loss on early extinguishment of debt of $2.7 million in the first quarter of 2017 was primarily a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility in conjunction with the issuance of the new senior notes.
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SILGAN HOLDINGS
April 26, 2017

The effective tax rates were 31.0 percent and 35.2 percent for the first quarters of 2017 and 2016, respectively.  The effective tax rate in the first quarter of 2017 benefitted from higher income in more favorable tax jurisdictions.  The effective tax rate in the first quarter of 2016 was unfavorably impacted by the cumulative adjustment of a change in tax law in a certain foreign jurisdiction.

Metal Containers

Net sales of the metal container business were $466.2 million for the first quarter of 2017, an increase of $12.8 million, or 2.8 percent, as compared to $453.4 million in the same period in 2016.  This increase was primarily a result of a favorable mix of products sold and the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.

Income from operations of the metal container business in the first quarter of 2017 increased $6.3 million to $43.9 million as compared to $37.6 million in first quarter of 2016, and operating margin increased to 9.4 percent from 8.3 percent over the same periods.  The increase in income from operations was primarily attributable to lower manufacturing costs, a favorable mix of products sold and foreign currency transaction gains, partially offset by the unfavorable impact from the contractual pass through to customers of indexed deflation and higher depreciation expense.

Closures

Net sales of the closures business were $197.7 million in the first quarter of 2017, an increase of $1.6 million, or 0.8 percent, as compared to $196.1 million in the first quarter of 2016.  This increase was primarily the result of the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.

Income from operations of the closures business for the first quarter of 2017 decreased $0.7 million to $23.8 million as compared to a record $24.5 million in the same period in 2016, and operating margin decreased to 12.0 percent from 12.5 percent over the same periods.  The decrease in income from operations was primarily due to the unfavorable impact from the lagged pass through of increases in raw material costs.
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SILGAN HOLDINGS
April 26, 2017

Plastic Containers

Net sales of the plastic container business were $141.5 million in the first quarter of 2017, a decrease of $1.7 million, or 1.2 percent, as compared to $143.2 million in the first quarter of 2016.  This decrease was principally due to a less favorable mix of products sold, partially offset by the pass through of higher raw material costs, an increase in volumes of approximately 1 percent and the impact of favorable foreign currency translation.

Income from operations of the plastic container business for the first quarter of 2017 was $6.8 million, an increase of $6.7 million as compared to $0.1 million in the same period in 2016, and operating margin increased to 4.8 percent from 0.1 percent over the same periods.  The increase in income from operations was primarily attributable to lower manufacturing costs, higher volumes and lower rationalization charges, partially offset by higher depreciation expense.  Rationalization charges were $0.1 million and $1.0 million in the same period in 2017 and 2016, respectively.

Outlook for 2017

The Company increased its estimate of adjusted net income per diluted share for the full year of 2017, which excludes transaction related costs attributed to announced acquisitions, rationalization charges and loss from early extinguishment of debt, to a range of $3.20 to $3.40 from the previous range of $3.15 to $3.35.  This estimate includes the favorable impact from the recently acquired Dispensing Systems business, net of related purchase accounting adjustments, partially offset by the impact from higher average interest rates primarily as a result of the issuance of the new senior notes in the first quarter of 2017.  This estimate compares to adjusted net income per diluted share for the full year of 2016 of $2.77.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2017, which excludes transaction related costs attributed to announced acquisitions, rationalization charges and loss from early extinguishment of debt, in the range of $0.65 to $0.75.  This estimate includes the unfavorable impact from the recently acquired Dispensing Systems business, which is expected to be modestly dilutive in the second quarter of 2017 due to anticipated purchase accounting adjustments, and higher average interest rates primarily as a result of the issuance of the new senior notes.  This estimate compares to adjusted net income per diluted share of $0.60 in the second quarter of 2016.
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SILGAN HOLDINGS
April 26, 2017

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2017 at 11:00 a.m. eastern time on April 26, 2017.  The toll free number for those in the U.S. and Canada is (877) 440-5804, and the number for international callers is (719) 325-4807.  For those unable to listen to the live call, a taped rebroadcast will be available through May 10, 2017.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 9734831.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2017	2016

Net sales	$805.4	$792.7

Cost of goods sold	680.8	678.8

Gross profit	124.6	113.9

Selling, general and administrative expenses	66.9	55.4

Rationalization charges	0.9	1.1

Income from operations	56.8	57.4

Interest and other debt expense before loss on early extinguishment of debt	20.4	16.4

Loss on early extinguishment of debt	2.7	-

Interest and other debt expense	23.1	16.4

Income before income taxes	33.7	41.0

Provision for income taxes	10.5	14.4

Net income	$23.2	$26.6

Earnings per share:
Basic net income per share	$0.42	$0.44
Diluted net income per share	$0.42	$0.44

Cash dividends per common share	$0.18	$0.17

Weighted average shares (000's):
Basic	55,115	60,451
Diluted	55,608	60,825

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2017	2016
Net sales:
Metal containers	$466.2	$453.4
Closures	197.7	196.1
Plastic containers	141.5	143.2
Consolidated	$805.4	$792.7

Income from operations:
Metal containers (a)	$43.9	$37.6
Closures (b)	23.8	24.5
Plastic containers (c)	6.8	0.1
Corporate (d)	(17.7)	(4.8)
Consolidated	$56.8	$57.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2017	2016	2016
Assets:
Cash and cash equivalents	$350.6	$66.6	$24.7
Trade accounts receivable, net	331.7	338.9	288.2
Inventories	712.9	753.0	603.0
Other current assets	48.4	48.2	46.3
Property, plant and equipment, net	1,166.6	1,153.0	1,157.0
Other assets, net	1,039.8	1,024.8	1,030.2
Total assets	$3,650.0	$3,384.5	$3,149.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$512.8	$484.9	$644.7
Current and long-term debt	2,172.0	1,818.0	1,561.6
Other liabilities	474.9	413.6	473.7
Stockholders' equity	490.3	668.0	469.4
Total liabilities and stockholders' equity	$3,650.0	$3,384.5	$3,149.4

(a)	Includes rationalization charges of $0.7 million in 2017.
(b)	Includes rationalization charges of $0.1 million in each of 2017 and 2016.
(c)	Includes rationalization charges of $0.1 million and $1.0 million in 2017 and 2016, respectively.
(d)	Includes costs attributed to announced acquisitions of $13.2 million in 2017.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2017	2016

Cash flows provided by (used in) operating activities:
Net income	$23.2	$26.6
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	37.6	36.2
Rationalization charges	0.9	1.1
Loss on early extinguishment of debt	2.7	-
Other changes that provided (used) cash:
Trade accounts receivable, net	(41.5)	(54.9)
Inventories	(107.4)	(120.8)
Trade accounts payable and other changes, net	(56.4)	(39.0)
Net cash used in operating activities	(140.9)	(150.8)

Cash flows provided by (used in) investing activities:
Capital expenditures	(38.9)	(62.0)
Proceeds from asset sales	0.4	1.1
Net cash used in investing activities	(38.5)	(60.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(10.1)	(10.5)
Changes in outstanding checks – principally vendors	(78.9)	(101.8)
Net borrowings and other financing activities	594.3	290.7
Net cash provided by financing activities	505.3	178.4

Cash and cash equivalents:
Net increase (decrease)	325.9	(33.3)
Balance at beginning of year	24.7	99.9
Balance at end of period	$350.6	$66.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter ended March 31,

Table A

	2017	2016

Net income per diluted share as reported	$0.42	$0.44

Adjustments:
Rationalization charges	0.01	0.01
Loss on early extinguishment of debt	0.03	-
Costs attributed to announced acquisitions	0.16	-
Adjusted net income per diluted share	$0.62	$0.45

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2017	2017	2016	2017	2017	2016
Net income per diluted share as estimated
for 2017 and as reported for 2016	$0.47	$0.57	$0.55	$2.82	$3.02	$2.55

Adjustments:
Rationalization charges	0.01	0.01	0.05	0.02	0.02	0.20
Loss on early extinguishment of debt	0.05	0.05	-	0.08	0.08	-
Costs attributed to announced acquisitions	0.12	0.12	-	0.28	0.28	0.02
Adjusted net income per diluted share
as estimated for 2017 and presented for 2016	$0.65	$0.75	$0.60	$3.20	$3.40	$2.77

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Acquisition costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.